Exhibit 99.1

PRESS RELEASE

NPS Pharmaceuticals Announces Board Appointments

BEDMINSTER, N.J., Jan. 30 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today that its board of directors has elected Peter Tombros chairman of the board and appointed Francois Nader, M.D. as a director. Mr. Tombros joined the NPS board in 1998 and has served as lead director since 2006. Dr. Nader joined NPS in 2006 as chief medical and commercial officer and currently serves as executive vice president and chief operating officer. Dr. Nader’s appointment increases the number of board members to eight.

Mr. Tombros stated: “I am pleased to be leading the NPS board at this important point in the company’s history and look forward to working with the board and senior management to advance the NPS product portfolio. With the completion of the company’s restructuring last year, NPS is now in a much stronger financial position to execute successfully its clinical development plans for GATTEX and PREOS.”

Tony Coles, M.D., president and chief executive officer of NPS, stated: “I congratulate Peter on his appointment as chairman and look forward to his continued leadership of the NPS board. I also congratulate Francois on his appointment to the NPS board. Francois has brought strong management, strategic and clinical experience to NPS and his contributions as a director will be invaluable as we work to develop and gain approval for our most important assets, GATTEX and PREOS.”

Mr. Tombros is currently professor and executive in residence in the Eberly College of Science B.S. / M.B.A. Program at Pennsylvania State University. Prior to that, he was chairman of the board and chief executive officer of VivoQuest, a private biopharmaceutical company. From 1994 until June 2001, Mr. Tombros served as president, chief executive officer and director of Enzon Pharmaceuticals, Inc., a publicly held biopharmaceutical company. Prior to joining Enzon, Mr. Tombros spent 25 years with Pfizer Inc., a global healthcare company, in a variety of senior management positions including: vice president of marketing; senior vice president, and general manager of the Roerig Pharmaceuticals Division; executive vice president and director of Pfizer Pharmaceuticals Division; vice president of corporate strategic planning; and vice president, corporate officer of Pfizer Inc. In addition to NPS, Mr. Tombros serves on the boards of directors of Alpharma Inc., Cambrex, PharmaNet Development Group, Inc. and Protalex, Inc.

Dr. Nader is responsible for managing the company’s worldwide R&D, Commercial Operations, Manufacturing and Regulatory Affairs. Previously, he was a venture partner at Care Capital, LLC and chief medical officer of its Clinical Development Capital unit. Prior experience includes senior vice president, integrated healthcare markets and North America medical and regulatory affairs with Aventis Pharmaceuticals as well as similar positions at Hoechst Marion Roussel and its predecessor companies. Before joining Hoechst Marion Roussel, Dr. Nader served as head of global commercial operations at the Pasteur Vaccines division of Rhone-Poulenc.

About NPS Pharmaceuticals

NPS Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The Company has drug candidates in various stages of clinical development. Additional information is available on the NPS website, http://www.npsp.com.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to NPS’s business include, but are not limited to, the risk of successfully executing its clinical development plans and gaining marketing approvals for GATTEX and PREOS, as well as other risks that are described in NPS’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ending December 31, 2006 and its Form 10-Q for the quarter ended September 30, 2007. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.